Exhibit 99.1

MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952-937-4000 Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE July 16, 2009	For More Information Contact: Susan Knight, Chief Financial Officer (952) 937-4000

MTS Announces Additional Workforce Reduction

Eden Prairie, Minn., July 16, 2009 – MTS Systems Corporation (NASDAQ: MTSC) today announced an additional reduction in its workforce in response to the continued weakness in industrial capital spending. The capacity reduction impacts approximately 65 positions and includes both immediate actions as well as those taken in April 2009. As a result, the Company will record a pre-tax charge of $1.2 million for severance costs in the third quarter ended June 27, 2009.

Combined with the actions announced today, the Company anticipates further workforce and cost reduction actions in the fourth quarter related to material sourcing and process and structure improvements. These actions will result in annual savings of $15-20 million for fiscal 2010.

“While orders of $80 million in the third quarter showed a sequential improvement of 17 percent compared to the second quarter, they remain well below historical levels,” said Laura B. Hamilton, chair and chief executive officer. “With lower backlog and a cautious growth outlook, we believe it is appropriate to further reduce the Company’s cost structure to more closely align with today’s economic reality. We are disappointed to lay off more employees but we believe it is a necessary step as we adjust the size of the Company to achieve long term success. We will continue to closely monitor market conditions so we can respond to changes in the capital-spending environment.”

The financial results for the third quarter will be released on July 22, 2009.

About MTS Systems Corporation

MTS Systems Corporation is a leading global supplier of test systems and industrial position sensors. The Company’s testing hardware and software solutions help customers accelerate and improve their design, development, and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 1,660 employees and revenue of $461 million for the fiscal year ended September 27, 2008. Additional information on MTS can be found on the worldwide web at http://www.mts.com.

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. In addition to the factors discussed above, other important risk factors are delineated in the Company’s most recent SEC Form 10-Q and 10-K filings.

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